Exhibit 10.27

February 13, 2012

Tillman Pearce, M.D.

6 Mint Plaza

San Francisco, CA 94103

Re: Revised Employment Terms

Dear Tillman,

This letter confirms that Threshold Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the position of Chief Medical Officer, beginning on Thursday, February 16, 2012 and on the following terms:

You will report to the company’s Chief Executive Officer and work at our facility located at 170 Harbor Way, Suite 300, South San Francisco, CA 94080. Of course, the Company may change your position, duties and work location from time to time as it deems necessary.

Your compensation will be $14,583.34 per pay period, which is equivalent to $350,000 on an annualized basis, less all required withholdings and voluntary payroll deductions. You will be paid semi-monthly and will be eligible for standard Company benefits as outlined on the attached Employee Benefits Program summary. The Company may modify compensation and benefits from time to time as it deems necessary.

You will also be awarded a stock option grant to purchase 250,000 shares of the Company's Common Stock subject to a four year vesting schedule as follows: (a) the first 25% of this grant shall vest at your first anniversary of your starting date with the Company and (b) thereafter an additional 1/48th of the grant shall vest on each subsequent monthly anniversary of your starting date. The exercise price of this stock option will be the closing sales price of the Company’s common stock on the NASDAQ National Market on the date you commence your employment with the Company. As a Company employee, you will be expected to abide by Company rules and regulations, sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, sign and comply with the Company Insider Trading Policy and, acknowledge in writing that you have read the Company’s Employee Handbook.

You will be eligible to receive an annual performance-based bonus of up to 35% of your base salary. This bonus will be awarded at the sole discretion of the Board of Directors.

You will be immediately eligible to receive change of control and severance benefits pursuant to the Change of Control that is provided separately. Full severance benefits, upon termination for good reason, will not become available until your one year anniversary.

With prior approval, the Company agrees for you to engage in consulting work with outside enterprises in which there are no conflicts of interest as determined by the Company. Please reference the attached email dated February 13, 2012 for detailed approval of your outside consulting work.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. A “Lists of Acceptable Documents” for employment eligibility verification is attached for your information.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in writing signed by you and a duly authorized officer of the Company.

Please indicate your acceptance of our offer by signing below and returning the original copy of this letter of employment from Threshold Pharmaceuticals under the terms described above. This offer will remain until end of day Friday, February 24, 2012. Should you have any questions, please contact me at (650) 474-8205.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Harold E. Selick, Ph.D.

Harold E. Selick, Ph.D.

Chief Executive Officer

Accepted:

/s/Tillman Pearce, M.D.	February 16, 2012
Tillman Pearce, M.D.	Date

Enclosures:	Proprietary Information and Inventions Agreement

Insider Trading Policy

Employee Benefits Summary

I-9 List of Acceptable Documents